                                SERVICE AGREEMENT

         This Service Agreement is made and entered into as of ________________,
2004, between CANTOR FITZGERALD & CO., a New York general partnership ("Cantor")
and BANK OF NEW YORK, a New York State banking corporation (the "Bank").

                              W I T N E S S E T H:

         WHEREAS, from time to time, Cantor and the Bank may enter into one or more depositary trust agreements providing for the deposit with the Bank, as trustee, of specified Securities, the creation of Receipts representing the
Securities so deposited and the execution and delivery of certificates evidencing the Receipts; and

         WHEREAS, Cantor and the Bank have entered into an agreement governing the standard terms for such depositary trust agreements, dated as of ______,
2004 (the "Trust Agreement");

         WHEREAS, Section 5.6 of the Trust Agreement provides that Cantor shall pay the fees of the Bank as trustee;

         WHEREAS, Cantor and the Bank wish to establish a mechanism by which
Cantor will pay the Bank's fees as trustee;

         NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Agreement, the parties hereby agree as follows:

SECTION 1. COLLECTION OF UNDERWRITING FEE

         The Bank agrees to act as Cantor's agent in accepting the payment of the underwriting fee associated with the issuance of Receipts. When the Bank as trustee accepts for deposit whole Securities and issues Receipts pursuant to
Section 2.2 of the Trust Agreement, the Bank shall accept from each such
Depositor (other than the Sponsor) an underwriting fee in cash in the amount of
1.0% percent of the current market value of the deposited Securities. The Bank may conclusively rely, and shall be fully authorized and protected in relying, on information provided by the Sponsor, the American Stock Exchange, or any source it deems reliable to determine the correct amount of the underwriting fee that the Bank accepts. The Bank hereby agrees and covenants that it will not commingle underwriting fees collected in connection with the issuance of
Receipts with its own assets or with assets of any of the Trusts created under the Depositary Trust Agreements and that it shall hold itself out at all times as acting as agent on behalf of Cantor in accepting such underwriting fees. The
Bank shall remit such underwriting fee promptly to Cantor.

SECTION 2. TRUSTEE FEE ACCOUNT

         Cantor shall cause an account ("Account") to be created at the Bank for each Trust created under a depositary trust agreement, titled in the name of
Cantor and referring to the name of the particular Trust formed under that depositary trust agreement, for the purpose of holding a portion of the underwriting fees associated with the issuance of receipts issued by that Trust.
Cantor hereby grants the Bank a security interest in each such Account for purposes of securing Cantor's obligation to pay the Bank's fees as trustee with respect to the related Trust.

SECTION 3. DEPOSIT OF TRUSTEE FEES

         In connection with Deposits made by Cantor, Cantor shall deposit into the Account relating to that Trust an amount in cash equal to 0.12% (12 basis points) of the amount of the Deposit, representing 0.01% (1 basis point) per quarter for the twelve calendar quarters the Trust shall be in existence.

         When a Deposit is made by a depositor other than Cantor and Receipts of a particular Trust are issued, Cantor shall deposit into the Account relating to that Trust, out of the underwriting fee collected by the Bank and remitted to
Cantor, an amount in cash equal to 0.12% (12 basis points) of the amount of the
Deposit, representing 0.01% (1 basis point) per quarter for the twelve calendar quarters the Trust shall be in existence, which amount shall be prorated in increments of a full calendar quarter for the remaining life of the Trust.

         Amounts so deposited in an Account shall be used for the payment of any amounts due to the Bank as trustee for the related Trust, and Cantor shall not use that Account for any other purpose prior to the payments of the final trustee fees for the related Trust. Following the payment of such trustee fees, all amounts remaining in the Account may be withdrawn or used by Cantor without restriction. Cantor agrees that it shall treat itself as the owner for federal income tax purposes of amounts in the Accounts.

SECTION 4. PAYMENT OF TRUSTEE FEES

         The Trustee shall be entitled to a fee of .04% (4 basis points) per year of the Trust's assets, calculated on the basis of the value of the aggregate value of the securities deposited into the Trust less the aggregate value of securities withdrawn from the Trust. The Trustee's fee will be payable at the end of each calendar quarter at the rate of .01% of the aggregate value of securities deposited in the Trust (determined at the time of the issuance of the Receipts associated with that Deposit), less the number of Receipts redeemed multiplied by the average deposit price of a Receipt for the period from the time of inception of the Trust to the end of the current calendar quarter). The
Trustee's fee is payable no later than [45] days after the end of each calendar quarter. The fees payable pursuant to this Section 4, and any fractional amounts retained by the Trustee as additional compensation pursuant to Sections 4.1,
4.4, 4.10, and 5.10 under the Trust

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Agreement, shall be deemed to be full reimbursement to the Trustee for all Trust
Expenses.

SECTION 5. INDEMNIFICATION AND BANK RESPONSIBILITIES

         (a) Cantor shall indemnify the Bank, its directors, employees, agents and affiliates against, and hold each of them harmless from, any loss, liability, cost, expense or judgment (including, but not limited to, the fees and expenses of counsel) (collectively "Indemnified Amounts") which is suffered or incurred by any of them and which arises out of acceptance of this Agreement or any acts performed or omitted pursuant to the provisions of this Agreement as the same may be amended, modified or supplemented from time to time, except that
Cantor shall not have any obligations under this Section 5.(a) to pay
Indemnified Amounts incurred as a result of and attributable to (i) the gross negligence or willful misconduct of the Bank in carrying out its duties hereunder.

         (b) The Bank shall indemnify Cantor, its directors, employees, agents and affiliates against, and hold each of them harmless from, any Indemnified
Amounts directly caused by the negligence or bad faith of the Bank in the performance of its duties hereunder. In no event shall the Bank be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Bank has been advised of the likelihood of such loss or damage and regardless of the form of action.

         (c) If the indemnification provided for in this Section 5 is unavailable or insufficient to hold harmless the indemnified party under subsection (a) or (b) above, then the indemnifying party shall contribute to the
Indemnified Amounts referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by Cantor on the one hand and the Bank on the other hand from the offering of the Receipts which are the subject of the action or (ii) if the allocation provided by clause
(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i)
above but also the relative fault of Cantor on the one hand and the Bank on the other hand in connection with the action, statement or omission which resulted in such Indemnified Amount as well as any other relevant equitable considerations. The relative benefits received by Cantor on the one hand and the
Bank on the other shall be deemed to be in the same proportions as the total underwriting fees from the offering of the Receipts which are the subject of the action (before deducting expenses) received by Cantor bear to the total fees received by the Bank as trustee in connection with such Receipts. The relative fault shall be determined by reference to, among other things, which party breached this Agreement and the relative fault therein, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact from which the action arises relates to information supplied by Cantor or the Bank and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission or the act or omission from which the action arises. The amount of Indemnified Amounts referred to in the first sentence of this subsection (c) shall be deemed to include any legal or other expenses reasonably incurred by such

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indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (c).

         (d) The sole responsibility of the Bank shall be to perform its duties hereunder without gross negligence or willful misconduct. The Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this agreement arising our of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; acts of terrorism; epidemics; riots; interruptions, loss or malfunctions or utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Bank shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 6. MISCELLANEOUS

         Except as otherwise specified in this Agreement or as the context may otherwise require, capitalized terms have the meanings set forth in the Trust
Agreement and the applicable Depositary Trust Agreement. This Agreement, or any
term thereof, may be changed or waived only by written amendment signed by the party against whom enforcement of such change or waiver is sought.

         Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to Cantor, at 135 East 57th Street, New
York, New York 10022, Attention: Stephen Merkel - Executive Managing Director
and General Counsel; and if to the Bank, at Bank of New York, 101 Barclay
Street, Floor 8-E, New York, New York 10286, Attention: Betty Cocozza, Vice
President or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party, and any assignment in violation of this section will be void. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         This Agreement shall be construed in accordance with the laws of the
State of New York without giving effect to the provisions thereof relating to conflicts of law. The parties agree that all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby shall be brought in the County of New York and, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such County. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

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         This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, CANTOR FITZGERALD & CO. and BANK OF NEW YORK have duly executed this Agreement as of the day and year first set forth above.

CANTOR FITZGERALD & CO.

By:
   --------------------------------------
Name:
Title:

BANK OF NEW YORK

By:
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Name:
Title:

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